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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 15, 2001
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	000-13468 (Commission File No.)	91-1069248 (IRS Employer Identification Number)
1015 Third Avenue, 12th Floor, Seattle, Washington (Address of principal executive offices)		98104 (Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure.

    The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information. We had intended to combine our scheduled monthly disclosure with the quarterly results disclosure. This was a bad idea. Due to the volume of good questions received, we tried to answer as many questions as possible. We will respond to other questions before the market opens on February 20, 2001. The deadline for additional questions will be the close of the market on February 16, 2001.

    SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

    Certain portions of this document including the answers to questions 1, 4, 5, 6, 8, 10, 12, 13, 14, 15, 17, 19, 20 and 21, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

RESPONSES TO SELECTED QUESTIONS REGARDING FOURTH QUARTER 2000 RESULTS

1)  What are the cyclical and secular drivers of your business? Please use specific examples of historical financial performance to illustrate how economically sensitive your business has historically been.

    With respect to cyclical drivers, we address the seasonality of this business in our annual report filed on Form 10-K. Historically, our business has been weakest during the first quarter. The second quarter has proven to be marginally better, but not as strong as the third and fourth quarters. The third quarter typically had been our strongest quarter, but recently, the fourth quarter has been roughly equivalent to the third.

    The request for a comment on the "secular" drivers sent us once again to the dictionary. The only definition of secular that made any sense in the context of the question defined secular as non-cyclical. We were relieved. For a moment, we thought we were being asked to talk about the apparent absence of monastic rules within our company—which, while technically true, would not be something that we could fairly and fully address in a public forum.

    The best answer to the question, all references to monastic life aside, is that we believe the secular driver of our business is the same as the cyclical driver. Our business model is predicated on incentive compensation for profitable efforts. While base salaries are very modest for our managers, the incentive bonus plan is based upon operating profits and is non-subjective. The incentive bonus is consistently calculated and is not capped in any way. Superior effort from motivated employees brings customer satisfaction with profitable results. That combination has been a great driver in good times or in slow times.

    We have been through a couple of business cycles in the past two decades and to this point we have always grown operating income year over year. We are confident we understand what drove this growth and we do not believe that we have to look outside the family for creative answers to pending problems.

2)  What has been the driving factor that has allowed you to sustain net revenue margin improvement? Has capacity eased that allows you to purchase transportation at better rates given the economic slowdown or is there some other drivers in there?

    Another question about drivers. This time directed to the rear view mirror, and net revenue margins.

    Net revenue margin expansion can be accomplished in more than one way. An advantage of being a non-asset based integrator is that we have two variables which can be used to increase our net revenue yields. We can 1) adjust our rates or 2) work to lower our direct transportation costs. Fortunately, the economics of the business is such that these two variables tend to move against each other. When the state of the business cycle causes one to move in an unfavorable way, it generally creates an environment that favorably impacts the other.

    In general, the fourth quarter saw less freight than there was carrier capacity. To the asset based providers, this put a premium value on short-term commitments of freight volumes in certain key markets. We did not have regular charters to fill and we were able to leverage our overall volumes to lower buy rates while still maintaining competitive rates and dependable service for our customers.

    We can't speak to the so-called "economic slowdown". We weren't slowed down at all. In fact, we do not really know if there was a slow down or, if the market just expected more growth in freight volumes than actually materialized. Either way, remaining fully non-asset based allowed Expeditors the flexibility to react to all dimensions of the market without being trapped by one factor or the other.

3)  Ocean freight net revenue margins improved over 100 basis points during the fourth quarter. How much of this was mix related versus other factors?

    The increase in ocean freight net revenue yields is partially related to product mix, but was primarily a result of freight volume and carrier management issues. As explained above, increases in ocean freight volumes allowed us favorable leverage on our costs.

4)  What are you seeing in terms of general overall macro conditions? If weaker economic conditions persist and gross revenues continue to slow, do you think an inflection point could arise that will not allow you to leverage net revenue margin to the upside to achieve operating profit that you have recorded in the past?

    It is difficult for us to comment on general overall macro conditions and frankly some of the rest of the question was hard for us to follow as well. We are not even going to discuss the first meaning we found for the word inflection, but it was somewhat unsettling.

    Our focus is first and foremost on overall micro conditions. We tend to analyze macro conditions solely in the context of how these conditions might impact our micro position. We don't have a culture that tolerates macro economic excuses for compounded micro economic failure.

    We have not yet experienced the slowdown that our competitors seem to be laboring through. The great thing about alerting the investing public to macro factors is that these things are so big and so uncontrollable that they can't be managed. Therefore, they also make really great excuses. That is not to say that unfavorable things might not exist in the macro sense, but we've not yet experienced anything so big and uncontrollable in our micro sphere.

    With respect to your question on inflection points, we think we should refer you to our answer to Question 2. The slowing of growth in gross revenue does not concern us so long as we are still able to make our net revenue growth requirements. We would only pause to note that our focus on operating results brings attention to accounts that might be tolerated if we were to become enchanted with the sirens of top-line growth. When a customer demands changed pricing or complimentary services such that the only reason left to perform is to get the practice, local management may elect to spend more time at home and agreeably suffer a well deserved decline in the rate of top-line growth.

5)  What have trends been like so far in the first quarter of 2001? Are you comfortable with 20% top and bottom line growth targets for the first quarter and for calendar 2001?

    So far, the results of the first quarter do not give cause for any concern regarding 20% top and bottom line growth. January, or the first month of any quarter for that matter, does not make the quarter, much less the year. So, we are currently excited and anxious to see what the next two months will bring.

6)  If the economy continues to slow, how much more difficult do you think it will be to improve airfreight net revenue margin and ocean freight net revenue margin? Have you seen a shift down the value scale from air to ocean? Given the slower business levels, have you had to adjust the size of your workforce? Do you envision any other adjustments to SG&A if slower business levels persist, and if so, over what time frame?

    At the point of being redundant, but recognizing that we believe that repetition of the basics cannot be overvalued, we are a non-asset based integrator. We are fortunate that the non-asset model allows us to exist in a two dimensional world with respect to our revenue streams. A decline in the growth rate of gross revenue is a problem only if and when we are not able to manage the corresponding transportation cost side of the net revenue equation. Our customers and our carriers both face the same point in the business cycle, but they face it from different sides. So far we have not had any prolonged period of time where we have not been able to manage at least one side of the net revenue equation to our advantage.

7)  What was amortization of goodwill for 2000 and accumulated amortization at the end of 2000. Also, will goodwill be posted as an asset at the end of 2000?

    At December 31, 2000 total goodwill was $18,192,000. During 2000, we amortized $882,000 of goodwill bringing accumulated amortization of goodwill $4,747,000. We have a net goodwill balance of $13,445,000 as of the end of 2000.

8)  Are you seeing any trends in the current quarter that differ from the trends you saw in the fourth quarter? For example, January is normally a weak seasonal month. Was this January any different?

    You are correct, January is normally a weaker month. To this point we have nothing to compare it with as we are less than halfway through February. What we will say is that the year on year comparison for this one month gave us no cause for concern.

9)  Are you at all concerned about what appears to be a slow down in airfreight forwarding revenue?

No.

10)  Gross revenues increased just 10% for the quarter vs. more than 17% for the year. Are you concerned about this trend? I thought I read in one of your 8K filings that this gross revenue performance would start to improve in the fourth quarter of 2000.

    We went back and read the disclosures in prior 8-K's. The only consistent message that we can see is our often repeated position that growth in gross revenues is not nearly as concerning to us as growth in net revenues. Net revenue growth and cost management make up the components of operating income growth.

    In summary, we are not concerned about the growth rate in airfreight gross revenue. The trend you note is something that we have experienced before, something that happened in the fourth quarter of 2000 and something that we can expect to experience again. We had ten questions about this, lets get over it.

11)  Why did you close the office in the Netherlands? I would assume it was due to poor performance, but I don't like to assume too much. Is there another office in The Netherlands that will handle this business?

    This branch was not closed as a result of unsatisfactory performance by our employees. This office was opened to serve the needs of one global customer. Prior to opening this particular office, we reached an agreement with the customer that included a commitment for a certain level of activity and provisions for expense protection in the event that actual volumes were less than the customer promised. The global customer thought they had global control over the freight, but their projected volumes did not materialize. This is further proof that global commitments are easier to make than they are to fulfill.

    Accordingly, we mutually agreed to close the office and transfer the business, the hard assets, and the employees to other offices. We do not like one client offices and we had correctly anticipated that this might be a problem. Our agreement with the global customer made the financial aspects of the shut down relatively painless. We still provide services to this customer on a global basis.

12)  You generated quite a lot of cash last year—more than $170 million on the balance sheet. What are your plans for the cash? Is a stock buyback program in place? Is a large one time dividend (ala XXXX) a possibility?

    Right! We have always said that there are three things that we can do with excess cash: 1) invest in the business, 2) buy back stock or 3) pay dividends. We do all three to differing degrees.

    These days, investing in the business is primarily focused on securing real estate in locations where we expect to have long-term occupancy. We define long-term as being long enough to fully recover the transaction costs. Contrary to what some vocally believe, we have demonstrated that this sort of investment increases operating income and thereby produces shareholder value. We have never made a real estate investment with an eye to reporting a gain on the sale.

    The critics of our real estate purchases want us to lease rather than buy. This ignores the fact that a lease is a commitment of capital to real estate but without benefit of cost control and retained long-term possession. We have to be in numerous locations in order to serve our customers. Rapid growth causes us to lease much more often than we buy.

    Dividend policy is always a Board of Directors level decision, and we know we have one when it is declared. While there are certainly reasons to invest in Expeditors, in the short-term a large one time dividend is likely not among them.

13)  What is planned capital spending for 2001? Last year it was about $24 million and about $26 million in 1999. Will it be the same in 2001?

    We currently anticipate capital expenditures in excess of $60 million in 2001 as a result of buildings projects under way in Ireland and Malaysia, in addition to normal capital expenditures.

14)  Any geographic trends you can discern. We are hearing signs that Europe is slowing and that Japan has slowed. Any comments?

    We're not seeing the general slowdown. Europe was strong for us year on year in January. Japan has been in a slowdown for the last eight years and rumors of a jump start seem to be as prevalent as rumors of further slowing.

15)  Any guidance you can give us on the outlook for 2001? The consensus estimate is $1.84. Any comments? Is $1.84 still a good number?

    At this stage, only one month into the year, we see no reason to address the 2001 estimates. We will say that we are aware of the consensus and see no reason to provide more specific guidance. Our views regarding estimates should be well known by now. We do not make them.

    In keeping with our stated policy, we do not comment on consensus estimates unless we feel that there is a severe conflict between analyst's estimates and internal expectation based upon observed facts. We will do this whether or not the question is asked in this forum.

16)  Is the relatively slow growth in gross revenue, particularly airfreight, indicative of deteriorating freight volume trends in the fourth quarter of 2000?

    The gross freight volume trends in air were not as strong on a year over year basis during the fourth quarter as they were for the prior three quarters. However, ocean and brokerage seemed to hold up well.

17)  It appears that any slowing in growth seen by Expeditors during the quarter was primarily a function of slowing out of Asia and to a lesser extent the U.S. Is that a fair assessment?

    From a revenue measurement, that is a fair assessment. From an operating income standpoint, Asia saw very strong growth. We continue to believe that the real question should be: is gross revenue growth a meaningful assessment? For the numerous reasons stated above, we firmly assert the answer is no.

    Net revenue grew 24%, expenses grew at a lesser rate and nobody should question the 33% growth in operating income resulting from our expenses growing slower than revenue. We had record profits and we put more cash on the balance sheet than we reported in net income. This is the stuff we focus on and it looked pretty good. We are not a dot com and those who have followed Expeditors for a long time know that the comparables are usually tough. We take pleasure in reporting our hard earned increases and records.

18)  Can you speak to specific areas of weakness geographically, by product, and/or by industry (i.e. retail, textile/apparel, etc.)?

    No. We really saw no material weakness in any of the markets we serve, nor did we see weakness in any of commodities that we handle. Retail was not as strong as perhaps many people would have hoped, but, from our perspective, it is not accurate to say our participation in the retail business was weak.

19)  Were you disappointed with the less than 10% net revenue growth in the U.S.? Do you think that was a function of the slowdown in the U.S. domestic, U.S. imports or something else altogether?

    While we don't manage to our budgets, we do have every cost center and operating unit prepare a budget each year. We do this for what we learn from the process. However, in late 1999 our US managers actually prepared budgets that showed slower net revenue growth rate in the fourth quarter of 2000 as compared with 1999. US managers are no better at predicting the future than anybody else, but they can see tough comparable numbers coming.

    Interestingly, actual fourth quarter net revenue exceeded the USA fourth quarter budget. From that perspective, it was better than anyone here predicted it was going to be.

    We really have not experienced slowdowns, but we did not see the big airfreight run-up to year end in 2000 that we saw at the end of 1999. The Y2K scare last year might have been a reason, but it will not be an excuse.

20)  Do you have any concerns about staffing levels at this point? Has Expeditors reached that point in time when another step function in the cost structure must occur to support substantially greater business levels?

    Staffing is always a concern for us. In general, we were adequately staffed in the fourth quarter. We were very busy during peak season, but we did not appear to be overwhelmed nor did we hear from customers regarding service disruptions.

    We in no way want to underestimate the long hours and hard work that goes into making these numbers. To be successful we have to do a great many things perfectly day, after day, after day. Employees are people and they are the force that creates satisfied customers in this service business. Staffing at Expeditors is always a local decision. They are not a cost to be controlled from headquarters. In this company, career decisions are made by individuals who care. They no doubt hired, trained, mentored, and are responsible for rewarding and promoting each person.

    If the employees do not believe they are appreciated, then they are working for somebody who will not have a long term career at Expeditors.

    As for the step function—that is difficult to determine halfway through the first quarter. This would become more clear only as we progress through the year.

21)  The tax rate seems to be running a bit above the 37.5% level we have been using. Any new guidance as to tax rate?

    The major reason that our tax rate would vary from 37.5% is because of non-deductible expenses. It doesn't take much to move our tax rate 10 or 20 basis points. We hate non-deductible expenses like non-deductible entertainment and routine fines and penalties, and we don't try very hard to predict them.

    We anticipate returning to a 37.5% rate in 2001.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
February 15, 2001	/s/ PETER J. ROSE Peter J. Rose, Chairman and Chief Executive Officer
February 15, 2001	/s/ R. JORDAN GATES R. Jordan Gates, Executive Vice President-Chief Financial Officer and Treasurer

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RESPONSES TO SELECTED QUESTIONS REGARDING FOURTH QUARTER 2000 RESULTS
SIGNATURES